Exhibit 10.2

OCULAR THERAPEUTIX, INC.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of July 31, 2017 by and between Ocular Therapeutix, Inc. (the “Company”), and Anchor Biotech Consulting, LLC (the “Consultant”), and will be effective as of the Separation Date (hereinafter, the “Consulting Effective Date”). Capitalized terms used but not defined herein have the meanings set forth in the Transition, Separation and Release of Claims Agreement entered into by the Company and the Consultant’s founder (the “Separation Agreement”) to which this Agreement is attached as Attachment A.

WHEREAS, the Consultant’s founder, Eric Ankerud (the “Founder”) has certain knowledge and expertise regarding the Company as a result of having served as its Executive Vice President, Regulatory, Quality and Compliance of the Company and previously as its Executive Vice President, Clinical, Regulatory and Quality; and

WHEREAS, the Company desires to have the benefit of the Founder’s knowledge and experience, and the Consultant desires to provide consulting services to the Company, all as hereinafter provided in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

Section 1.  Services.

(a)         Services; Performance.  The Consultant shall render to the Company the consulting services described in Exhibit A attached to this Agreement and any additional consulting services as mutually agreed to by the Consultant and the Company from time to time in writing (collectively, the “Services”).  The Consultant shall perform, during such hours as may be reasonably required for satisfactory performance of the Services, such Services in a professional manner and consistent with the highest industry standards.  As of the Consulting Effective Date, the Consultant and the Company intend that the Consultant shall perform the Services for the Company no more than eight (8) hours per week.  The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with respect to the Consultant’s (including its agents’ and employees’) access to and use of the Company’s property, information, equipment and facilities in the course of the Consultant’s provision of Services hereunder.

(b)         Non-Exclusive.  The parties agree that, at all times during the term of this Agreement, (i) the Company shall be free to obtain consulting and advisory services from any third party, and (ii) the Consultant shall be free to provide consulting and advisory services to any third party, so long as the provision of such services by the Consultant does not conflict with (x) the Consultant’s provision of Services to the Company as described in Section 1(a), or (y) the Consultant’s Founder’s continuing obligations to the Company as detailed in the Separation Agreement, including the Founder’s ongoing Restrictive Covenant Obligations , and his continuing obligations under Sections 5 and 6 of the Employment Agreement as such obligations were  amended by the Separation Agreement.

Section 2.  Compensation and Reimbursement.

(a)         Consulting Fees.  The Consultant acknowledges that the Separation Benefits and other consideration set forth in the Separation Agreement and being provided to the Founder pursuant thereto are good and sufficient consideration for the Services and that the Consultant shall not be entitled to any additional consideration for the performance of Services hereunder during the Consultation Period; provided, however, that if the Consultation Period is extended beyond the date that is twelve (12) months after the Agreement Effective Date pursuant to Section 3(a) below, the Company shall pay the Consultant consulting fees in the amount of $320 per hour of Services performed thereafter, to be paid to the Consultant at the end of each month (the “Consulting Fees”).

(b)         Expense Reimbursement.  The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in connection with the performance of the Services under this Agreement, so long as they are approved in writing in advance by the Company.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Consultant’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(c)          Itemized Statements.  At the end of any month in which the Consultant performs Services and incurs expenses in accordance with Section 2(b), the Consultant shall submit to the Company an itemized statement of the Services performed, including the number of hours worked and the project to which the Services relate, and the expenses incurred, including appropriate and reasonable documentation.  The Company shall pay the Consultant the amount set forth on such itemized statement within thirty (30) days after receipt.

(d)         No Employee Benefits.  The Consultant’s relationship with the Company will be that of an independent contractor, and neither the Consultant nor its Founder, nor any of its other agents or employees, shall, in connection with this relationship, be entitled to any benefits, coverages or privileges, including without limitation health insurance, social security, unemployment, workers compensation, or pension payments, made available to employees of the Company.

Section 3.  Term and Termination.

(a)         Consultation Period.  Subject to the terms and conditions hereinafter set forth, the term of this Agreement shall, provided the Consultant’s Founder has timely entered into the Separation Agreement and Additional Release, commence on the Separation Date and shall continue until the date that is twelve (12) months after the Agreement Effective Date unless earlier terminated in accordance with the provisions below (such period, the “Consultation Period”). Notwithstanding the foregoing, however, the Consultation Period may be extended for an additional period(s) upon the mutual written agreement of both parties.  The Consultation Period shall automatically terminate upon the death, physical incapacitation or mental incompetence of the Consultant’s Founder.  This Agreement may further be terminated prior to the date that is twelve (12) months after the Agreement Effective Date in the following manner: (i) by the Company at any time immediately upon written notice if the Consultant has materially breached this Agreement or the Consultant’s Founder has breached the Separation Agreement, followed by the failure to cure such material breach, if curable, after receiving from the Company notice of and a reasonable time (not to exceed fifteen (15) days) in which to cure such breach; (ii) by the Consultant at any time immediately upon written notice if the Company has materially breached this Agreement or the Separation Agreement, followed by its failure to cure such material breach, if curable, after receiving from the Consultant notice of and a reasonable time (not to exceed fifteen (15) days) in which to cure such breach; or (iii) at any time upon the mutual written consent of the parties hereto.

(b)         Effects of Termination.  In the event of any termination under this Section 3, the Consultant shall be entitled only to the Consulting Fees (if any) due and payable to the Consultant at the time of such termination and expenses (including reimbursements) incurred in accordance with Section 2(a) and (b) prior to the effective date of such termination, and no further payments of any kind will be due under this Agreement.

Section 4.  Independent Contractor.  Neither the Consultant nor its Founder, nor any of its other agents or employees, is as of the Consulting Effective Date, or shall be deemed to be at any time during the Consultation Period, an employee of the Company.  The Consultant’s status and relationship with the Company, and the status and relationship of its Founder and any other of its agents or employees with the Company, shall be that of an independent contractor and consultant.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.  Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties.  The Consultant shall be solely responsible for payment of all charges and taxes arising from the payments to be made to the Consultant under this Agreement and the Consultant agrees that the Company shall have no obligation or liability with respect to such charges and/or taxes.

Section 5.  Notice.  Any notice required or desired to be given shall be governed solely by this paragraph.  Notice shall be deemed given only upon (a) mailing of any letter or instrument by overnight delivery with a reputable carrier or by registered mail, return receipt requested, postage prepaid by the sender, or (b) personal delivery.

If to the Consultant: Anchor Biotech Consulting, LLC 120 Hidden Valley Road Groton, MA 01450	If to the Company: Ocular Therapeutix, Inc. 15 Crosby Drive Bedford, MA 01730 Attn: Chief Executive Officer

From time to time, either party may, by written notice to the other in accordance with this Section 5, designate another address that shall thereupon become the effective address of such party for the purpose of this Section 5.

Section 6.  Miscellaneous.  This Agreement, together with the Separation Agreement and all exhibits and attachments hereto and thereto, constitutes the entire understanding of the parties hereto with respect to the matters contained herein and supersedes all proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement.  For the avoidance of doubt, nothing herein supersedes the Separation Agreement (including without limitation the ongoing force and effect of the Restrictive Covenant Obligations and the Founder’s other continuing obligations pursuant to Sections 5 and 6 of the Employment Agreement, as such obligations were amended by the Separation Agreement).  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules.  The headings contained in this Agreement are for the convenience of the parties and are not to be construed as a substantive provision hereof.  This Agreement may not be modified or amended except in writing signed or executed by the Consultant and the Company.  In the event any provision of this Agreement is held to be unenforceable or invalid, such unenforceability or invalidity shall not affect any other provisions of this Agreement and such other provisions shall remain in full force and effect.  If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.  This Agreement shall be binding upon, and inure to the benefit of, both parties hereto and their respective successors and assigns, including any corporation with or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the responsibility for actual performance of the Services is conditioned on the Consultant assigning its Founder to their performance and may not be assigned or delegated by the Consultant to any other person or entity.  This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date written below.

ANCHOR BIOTECH CONSULTING, LLC		OCULAR THERAPEUTIX, INC.

By:	/s/ Eric Ankerud	By:	/s/ Amarpreet Sawhney
Name:	Eric Ankerud	Name:	Amarpreet Sawhney
Title:	Founder	Title:	Executive Chairman of the Board

[Signature Page to Consulting Agreement]

Exhibit A

Description of Services

The Consultant shall, through its Founder, provide consulting and advisory services in the areas of regulatory, compliance and quality, including with respect to resolution of manufacturing concerns referenced in the Form 483 issued to the Company by the U.S. Food and Drug Administration, the resubmission of the New Drug Application for DEXTENZA, and generally for the Company’s other product candidates and pipeline programs.

[Exhibit A to Consulting Agreement]